                                                                   EX-99.B(9)(b)

                                LICENSE AGREEMENT



                  THIS LICENSE AGREEMENT made as of the 15th day of June, 1988, by and between ALEX. BROWN INCORPORATED, a Maryland corporation ("Licensor"), and TOTAL RETURN U.S. TREASURY FUND, INC., a Maryland Corporation ("Licensee").


                              W I T N E S S E T H:


                  WHEREAS, Licensor has a proprietary interest in the name "Flag Investors" and in the logo used on the Licensee's prospectus (the "Flag Logo"), which interests are recognized by Licensee; and

                  WHEREAS, Licensor wishes to permit use of the name "Flag Investors" and the Flag Logo by Licensee for he Fund's Flag Investors Total Return U.S. Treasury Fund Shares of its capital stock (the "Shares"), subject to the terms and conditions set forth herein;


                  NOW THEREFORE, in consideration of the foregoing and of other good and valuable consideration, it is hereby understood and agreed as follows:

                  1. Licensee acknowledges that it adopted its corporate name and logo through the permission of Licensor which consents to the non-exclusive use by the Licensee of the name "Flag Investors Total Return U.S. Treasury Fund
Shares: and the Flag Logo only so long as Alex. Brown & Sons Incorporated serves as the Licensee's distributor for the Shares.

                  2. Licensee recognizes that its right to use the name "Flag Investors" and the Flag Logo is non-exclusive and that Licensor may from time to time permit other entities, including entities engaged in the same or similar business as the Licensee, to use the name "Flag Investors" and the Flag Logo.

                  3. Licensee covenants and agrees to protect, exonerate, defend, indemnify and hold harmless Licensor, its partners, agents, officers and employees from and against any and all costs, losses, claims, damages or liabilities, joint or several, including all legal expenses, which may arise or have arisen out of Licensee's use of misuse of the name "Flag Investors" or the Flag Logo or out of any breach of or failure to comply with this Agreement.

                  4. Licensee shall not distribute or circulate any prospectus, proxy statement, sales literature, promotional material or other printed matter required to be filed with the Securities and Exchange Commission under Section 24(b) of the Investment Company Act of 1940 which contains any reference to or uses the name "Flag Investors" or the Flag Logo without the prior approval of Alex. Brown Incorporated and shall submit all such materials in draft form, allowing sufficient time for review by Licensor and its counsel prior to any deadline for printing.

                  5. If Alex. Brown & Sons Incorporated or any successor to its business shall cease to serve as Licensee's distributor, Licensee:

                  (a) As promptly as practicable, will take all necessary
                      trustee or shareholder action to cause its Articles of Incorporation to be amended to accomplish a change of the trust's name and change of logo;

                  (b) Within 90 days after the termination of this agreement or such similar contractual arrangement, shall cease to use in any other manner, including but not limited to use in any prospectus, sales literature or promotional material, the name "Flag Investors" or any name, mark of logotype derived from it or similar to it or indicating that the Fund is advised, administered or distributed by or otherwise associated with Licensor or Alex. Brown & Sons Incorporated.

                  6. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, including any successors to the business now or thereafter conducted by them.

                  IN WITNESS WHEREOF, Licensor has caused this Agreement to be executed by a partner, and the Licensee has caused this Agreement to be executed by its President and its seal affixed hereto and attested by its Secretary as of the day and year first herein written.


WITNESS                                     ALEX. BROWN INCORPORATED


/s/ Brian C. Nelson                         /s/ Benjamin N. Griswald
-----------------------                     -----------------------------

ATTEST:                                     TOTAL RETURN U.S. TREASURY
                                            FUND, INC.

/s/ Brian C. Nelson                         /s/ Edward J. Veilleux
-----------------------                     -----------------------------
                                            Vice President